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                        DESCRIPTION OF ANNUAL BONUS PLAN


     The Company has adopted an annual cash bonus plan (the "Bonus Plan") for all of its executive officers and for certain other key management personnel. The Chairman and Chief Executive Officer of the Company, in his sole and absolute discretion, is authorized to determine all amounts to be paid under, and the extent of any participation in, the Bonus Plan.